                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                    Contact: Michael Berman
                                                          Private Business, Inc.
                                                                    615-565-7379


          PRIVATE BUSINESS, INC. REPORTS DILUTED EPS OF $0.07 IN FIRST
            QUARTER OF 2002 VS. LOSS OF ($0.03) IN PRIOR-YEAR PERIOD

NASHVILLE, TENNESSEE (APRIL 30, 2002) -- Private Business, Inc. (NASDAQ:
"PBIZ"), a leading provider of financing and retail inventory management solutions for banks and small businesses, today announced its operating results for the first quarter of 2002.

Revenues for the quarter ended March 31, 2002, increased 20.6% to approximately $14.6 million, compared with approximately $12.1 million in the first quarter of 2001. First quarter results included $3.9 million of revenues from Towne Services, Inc. ("Towne"), which was acquired in August 2001. Operating income increased 258% to approximately $2.2 million from $602,000 in the quarter ended March 31, 2001. Net income available to common shareholders totaled $939,000, or $0.07 per diluted share, compared with a net loss of ($277,000), or ($0.03) per diluted share, in the prior year's same quarter.

EBITDA (earnings before interest, taxes, depreciation and amortization) from operations approximately doubled to $3.3 million in the quarter ended March 31, 2002 when compared with $1.6 million in the first quarter of 2001.

All share and per share amounts have been adjusted to reflect a one-for-three reverse stock split effective August 9, 2001. Per share amounts for 2002 include the 4.6 million common shares issued in conjunction with the Towne Services merger.

"Last year we outlined for investors the steps we were taking to re-energize our business," observed Tom Black, Chief Executive Officer of Private Business, Inc. "We are pleased to report quarterly results that provide quantitative evidence of our progress towards key strategic goals. On an approximate 21% revenue gain, we have achieved a 258% increase in operating income, illustrating that Private Business has captured the desired synergies from the Towne acquisition and realized significant benefits from expense management and reduction initiatives.

"Our $2.2 million improvement in pretax income, from a loss of approximately $500,000 to a profit of $1.7 million, reflects both operating improvements and an intense focus on reducing debt. Interest expense declined by roughly $560,000 in the most recent quarter, when compared with the prior-year period. Outstanding long-term debt was reduced to $27.9 million as of March 31, 2002, compared with $31.1 million as of December 31, 2001.

"Net income available to common shareholders and diluted earnings per share mirrored the dramatic improvement in other income measures during the first quarter," continued Black. "The $1.2 million improvement in net income allowed diluted earnings per share to reach $0.07, compared with a loss of ($0.03) per share in last year's first quarter. It is important to understand that the improvement in earnings per share was achieved despite a 55 percent increase in the number of diluted shares outstanding, reflecting last year's acquisition of Towne Services, Inc.

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"While we are encouraged by these financial results, there are other signs of our progress toward strategic goals. We signed license agreements with 55 banks during the most recent quarter. This resulted in a net addition of 32 new bank customers, which represents a dramatic turnaround relative to trends that were underway when I rejoined the Company as CEO in February 2001.

"We have also identified the development of new products and services as a critical element in our future growth strategy. I am pleased to announce that we are launching a program, similar to our Business Manager(R) accounts receivable financing management product, that will allow banks to offer commercial insurance products, including property, general liability and workers compensation, to their business customers in a very competitive and cost-effective manner. With over 350 large banking organizations having acquired insurance brokerage firms in recent years, this product will allow community banks to be more competitive.

"Our first quarter results were in line with management's expectations and with the financial guidance we previously provided to investors. We continue to expect 2002 revenues to reach $60 million to $66 million, with EBITDA in the range of between $14 million and $16 million. Our earnings guidance remains $0.35 to $0.40 per diluted share for the year ending December 31, 2002," concluded Black.

Private Business, Inc. is a leading provider of accounts receivable financing tools for community banks and middle-market businesses. The Company also provides, through its RMSA division, inventory management and sales forecasting solutions to the retail industry. Private Business, Inc. is headquartered in Brentwood, Tennessee, and its common stock trades on The Nasdaq Stock Market under the symbol "PBIZ".

This release contains several "forward-looking statements" concerning Private Business, Inc.'s operations, prospects, strategies and financial condition, including its future economic performance, intent, plans and objectives, and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates that are subject to significant uncertainties, many of which are beyond Private Business, Inc.'s control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. The Company assumes no obligation to update this information. Factors that could cause actual results to differ materially are discussed in Private Business, Inc.'s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2000, and its registration statement, on form S-4 filed in May of 2001, and include, among other factors, the timely development and market acceptance of products and technologies and competitive market conditions.

    Additional information on this Company can be found on the World Wide Web

                         http://www.privatebusiness.com

                    For further information, please contact:

                Tom Black, CEO, or Mike Berman at (615) 565-7379
                                       or
   RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or
                        via e-mail at info@rjfalkner.com

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                             PRIVATE BUSINESS, INC.
                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)

                                                                                            THREE MONTHS ENDED
                                                                                                 MARCH 31,
                                                                                        ---------------------------
OPERATING HIGHLIGHTS:                                                                       2002           2001
                                                                                        -----------     -----------
Revenue:
    Participation Fees                                                                  $     9,636     $    10,034
    Software license                                                                            132             277
    Retail planning services                                                                  2,745              --
    Maintenance and other                                                                     2,107           1,816
                                                                                        -----------     -----------
                                                                                             14,620          12,127
Operating costs and expenses:
    General and administrative                                                                5,406           4,788
    Selling and marketing                                                                     5,783           5,280
    Research and development                                                                    251             360
    Other operating expense (income)                                                           (100)             75
                                                                                        -----------     -----------
                                                                                             11,340          10,503
                                                                                        -----------     -----------
Earnings before interest, taxes, depreciation and amortization and
    extraordinary item                                                                        3,280           1,624
Depreciation and amortization                                                                 1,124           1,022
                                                                                        -----------     -----------
Operating Income                                                                              2,156             602
Interest expense, net                                                                           495           1,056
                                                                                        -----------     -----------
Income (loss) before extraordinary item and income taxes                                      1,661            (454)
Income tax (benefit) provision                                                                  648            (177)
                                                                                        -----------     -----------
Income (loss) before extraordinary item                                                       1,013            (277)
Extraordinary item: early extinguishment of debt, net of income taxes of $22                     34              --
                                                                                        -----------     -----------
Net income (loss)                                                                               979            (277)
Preferred stock dividends and accretion                                                          40              --
                                                                                        -----------     -----------
Net income (loss) available to common shareholders                                      $       939     $      (277)
                                                                                        ===========     ===========

Earnings (loss) per share:*
    Basic                                                                               $      0.07     $    (0.03)
                                                                                        ===========     ==========
    Diluted                                                                             $      0.07     $    (0.03)
                                                                                        ===========     ==========

Weighted average shares outstanding:*
    Basic                                                                                    13,954           9,194
                                                                                        ===========     ===========
    Diluted                                                                                  14,267           9,194
                                                                                        ===========     ===========

* All share and per share amounts have been adjusted to reflect the one-for-three reverse stock split effective on August 9, 2001.

                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
                    (in thousands, except per share amounts)

                                                                                                   AS OF
                                                                                        ---------------------------
                                                                                          MAR. 31,       DEC. 31,
BALANCE SHEET HIGHLIGHTS:                                                                   2002           2001
                                                                                        -----------     -----------
Cash and Cash equivalents                                                               $     1,707     $     2,648
Working capital (deficit)                                                                    (1,891)         (3,325)
Total assets                                                                                 37,507          41,556
Long-term debt                                                                               27,879          31,109
Stockholders' deficit                                                                        (8,177)         (9,191)


                                      END